EXHIBIT 99.1

ATLAS MINERALS INC.	NEWS RELEASE
10920 W. Alameda Avenue, Suite 205	04-1
Lakewood, Colorado 80226	OTC Bulletin Board: ATMR
Tel: 303-292-1299	6.8 million shares outstanding
Fax: 303-297-0538	April 16, 2004

ATLAS ANNOUNCES YEAR END FINANCIAL RESULTS

Denver, Colorado – Atlas Minerals Inc. (the “Company”) announced today its financial results for the fiscal year ended December 31, 2003, reporting a net loss of $1,034,000, a working capital deficiency of approximately $131,000, and stockholders’ equity of $69,000. Although the Company’s financial statements for the year ended December 31, 2003 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business, without completion of additional financing or a business combination with another company, and as stated in the auditors’ report, it is possible the Company will be unable to continue as a going concern.

Addressing the Company’s current financial situation, President and CEO, Mr. Gary E. Davis, stated, “The last year was indeed very difficult for the Company. After assembling during 2002 and early 2003 what we thought was an excellent industrial minerals base, we found that there was simply no appetite for the financing of such projects. Because of this, we have altered the Company’s direction, but it continues to be Management’s objective to remain in the business of development and exploitation of natural resource properties, although limited conversations have been held with parties interested in acquiring the Company for use as a vehicle by which to take a private company public.”

Because it was being operated on an intermittent basis, primarily for the testing of market products, resulting in a cash flow deficit, all operations at the White Cliffs diatomaceous mine and mill complex were ceased in October 2003. In February 2004, the Company decided to seek a buyer for the entire White Cliffs property and immediately initiated discussions with several potentially interested parties concerning their interest in the purchase of White Cliffs. The Company has also retained an independent third party consultant to assist with this effort. As of today, no contract has been entered into regarding the sale of the property.

In addition to the possible sale of White Cliffs, Management is currently focused on securing financing for the Company, possibly including loans against assets, equity financing, project financing, sales of existing mobile equipment, and joint ventures. The Company is also considering a possible merger with another entity and the raising of needed financing through a private or brokered placement of common stock. Proceeds from the sale of White Cliffs will be used to meet ongoing corporate general and administrative expenses until such time as a merger or other form of financing is achieved. The Company has retained a private consultant on a success-fee basis to assist with these efforts.

If financing or business combination with a third party is not forthcoming during 2004, however, the Company may be forced to liquidate all of its remaining assets and seek some form of dissolution of the corporate entity. At this time, no substantial financing or the sale of White Cliffs has been completed, and there is no assurance that these efforts will be successful.

For further information contact Gary E. Davis, President and Chief Executive Officer, at 303-292-1299

On behalf of Atlas Minerals Inc.

"Gary E. Davis”

President and Chief Executive Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.